EXHIBIT 2



FOR IMMEDIATE RELEASE
---------------------

             POKER.COM INC. ACQUIRES POKERSOFT LICENSE FOR EXCLUSIVE
                        DEVELOPMENT OF SKILL POKER SYSTEM

VANCOUVER, CANADA, March 27, 2003 - Poker.com Inc. (OTCBB: PKER) announced today that it has entered into a master license agreement with Pokersoft Corporation A.V.V. of Curacao for the purpose of the exclusive development of the Skill
Poker  system  based  on  the  Company's  patent  pending  technology.

The Company will pay Pokersoft an initial license fee of US$30,000 and issue 3,000,000 shares in its common stock to Pokersoft. Pokersoft will receive a royalty payment of 15% of the gross revenue received by the Company from operating games using the patent pending technology. The development cost of the system will be paid in addition to the above.

The provisional patent application filed with the United States Patent and Trademark Office covers a system of determining the skill level in a tournament setting for many different card games including all forms of poker and will by operated by the Company's wholly owned subsidiary, Skill Poker.com Inc. incorporated in the State of Washington. Once developed, Poker.com Inc.'s Skill Poker card room will be the only legal online system of gaming with all operations including the game servers located on North American soil.

Pokersoft is a software development company which has developed a premier multi player poker software for the purpose of operating card rooms online which has revealed dramatic improvement over the existing poker software systems on the market.

Poker.com Inc. and Pokersoft have agreed on a development strategy integrating the patent pending game logic of the Skill Poker system with the existing Pokersoft software. The strategy involves development milestones which include discovery, implementation, validation and beta testing leading to the launch of the Skill Poker card room. These developments will be announced upon each stage of completion in the weeks ahead.

In anticipation of a full scale marketing launch, Poker.com Inc. has inaugurated www.skillpoker.com and invites players to view the page for further information
------------------
on the development of the Skill Poker system and the pending release date of the Skill Poker gaming portal.

With  respect  to  the  dispute involving the domain, www.poker.com, the Company
                                                      -------------
announces that it has taken action against the parties involved in the Supreme Court of British Columbia in one matter and are awaiting arbitration on another matter. Poker.com Inc. remains hopeful of a positive resolution to the dispute and will release details of the respective decisions as they occur.

On  behalf  of  the  Board  of  Directors,

Mr.  Mark  Glusing
President

THIS PRESS RELEASE MAY CONTAIN CERTAIN FORWARD-LOOKING INFORMATION AND STATEMENTS CONCERNING THE COMPANY'S OPERATIONS, PERFORMANCE AND FINANCIAL
CONDITION, INCLUDING, IN PARTICULAR; THE ABILITY OF THE COMPANY TO DEVELOP THE SOFTWARE TECHNOLOGY IN CONNECTION WITH THE PROVISIONAL PATENT; COMPETITION FROM OTHER GAMING COMPANIES TO DEVELOP AND MARKET SKILL BASED GAMING IN NORTH


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AMERICA;  THE  ABILITY OF THE COMPANY TO SUCCESSFULLY MARKET ONLINE GAMING SITES
THAT ARE FOR SKILL BASED GAMING. THESE STATEMENTS ARE BASED UPON A NUMBER OF UNCERTAINTIES AND CONTINGENCIES, MANY OF WHICH ARE BEYOND THE CONTROL OF THE COMPANY. ACTUAL RESULTS MAY DIFFER MATERIALLY FROM THOSE EXPRESSED OR IMPLIED BY SUCH FORWARD-LOOKING STATEMENTS. THIS DOCUMENT IS NOT INTENDED TO BE AND IS NOT AN ADVERTISEMENT FOR ANY SECURITIES OF THE COMPANY.


                                      -30-

For  further  information  please  contact:

Poker.com  Inc.
Investor  Relations
630  -  1188  West  Georgia  Street
Vancouver,  B.C.
Canada,  V6E  4A2

Tel:     (604)  689-5998
Fax:     604)  689-8988
Email:   nfo@skillpoker.com
Url:     www.skillpoker.com


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